ALLEGRO BIODIESEL CORPORATION, INC.

AMENDMENT OF STOCK OPTION AGREEMENT

THIS AMENDMENT OF STOCK OPTION AGREEMENT (the “Amendment”) is entered into as of March 14, 2007 (the “Effective Date”), between Paul Galleberg (“Optionee”) and Allegro Biodiesel Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Optionee was granted an option to purchase 36,124 shares of the Company’s common stock on August 11, 2006 subject to the shareholders of the Company approving the Company’s 2006 Incentive Compensation Plan (the “Stock Option”);

WHEREAS, the stock option agreement evidencing the Stock Option (the “Option Agreement”) provides that the Stock Option shall expire and terminate as of March 15, 2007, subject to Optionee’s continued employment or service with the Company through such date; and

WHEREAS, the Optionee and the Company desire to amend the Option Agreement to extend the expiration date of the Stock Option pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereby agree that the Option Agreement shall be amended effective as of the Effective Date to the extent necessary give effect to this Amendment as follows:

1.  Expiration Date. Notwithstanding anything in the Option Agreement to the contrary the Stock Option shall expire and terminate on the earlier of (a) December 31, 2007 or (b) the date the Stock Option would have otherwise terminated in connection with Optionee’s termination of employment or service with the Company pursuant to the Option Agreement as in effect prior to this Amendment or the Company’s 2006 Incentive Compensation Plan, as amended from time to time.

2.  Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Option Agreement shall remain in full force and effect.

3.  Complete Agreement. This Amendment and the Option Agreement together constitute the entire agreement between Optionee and the Company with respect to the Stock Option and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter. This Amendment is entered into without reliance on any promise or representation other than those expressly contained herein.

4.  Further Assurances. The Optionee agrees to promptly take, or cause to be taken and to do, or cause to be done, acts (including signing all documents, agreement or instruments) necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as reasonably requested by the Company or any affiliate thereof.

5.  Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLEGRO BIODIESEL CORPORATION, INC. By: /s/ W. Bruce Comer III Name: W. Bruce Comer III Title CEO OPTIONEE /s/ Paul Galleberg Paul Galleberg